CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 31 to this Registration Statement No. 811-08690 on Form N-1A of the DLB Value Fund, DLB Small Company Opportunities Fund, DLB Core Growth Fund, DLB Enhanced Index Core Equity Fund, DLB Enhanced Index Growth Fund, DLB Enhanced Index Value Fund, DLB High Yield Fund and the DLB Small Capitalization Value Fund, (each a separate series of The DLB Fund Group), of our report dated December 10, 2003 appearing in the Annual Report to the Board of Trustees and Shareholders of The DLB Fund Group for the year ended October 31, 2003.

We also consent to the reference to us under the heading "Experts" in the Statement of Additional Information.


/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
October 29, 2004